Exhibit 99.1

Probex Reports Major Project Finance Development

    DALLAS--Jan. 31, 2003--Probex Corp. (AMEX:PRB), a technology based, renewable resource company today reported that it has approximately $26.4 million in debt that becomes due on February 28, 2003 and currently does not have the ability to repay this debt when due.
    The company is continuing to work with potential project lenders to obtain financing for the construction and start-up of its proposed Wellsville, Ohio reprocessing facility. However, the company currently does not anticipate that a funding commitment will be obtained prior to the date its debt becomes due. The company presently intends to work with creditors to attempt to extend the due date or restructure the company's debt. If the company is unsuccessful in these efforts, it will consider any other options available to it, including filing for protection from creditors under the bankruptcy code.

    About Probex

    Probex is a technology-based, renewable resource company that is engaged in the commercialization of its patented ProTerra(R) process. We have invested the majority of our resources since inception on research, development and commercialization of our patented ProTerra technology, which has the ability to reprocess used lubricating oil into products that we intend to market to commercial and industrial customers. For more information about Probex, visit the company's web site at: www.probex.com.

    THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE OUR SECURITIES. ANY OFFER OF SECURITIES MADE BY US OR ANY OTHER PERSON ON OUR BEHALF MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY US AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH SUCH PLACEMENTS, AND ANY SUCH OFFER SHALL BE MADE IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933. THE SECURITIES OFFERED BY THE COMPANY WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION REQUIREMENTS.

    Certain statements contained herein may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management, and may be, but not necessarily are, identified by such words as expect, plan, anticipate, target, and goal. Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include financial performance; conditions in the lubricating oil industry; the Company's ability to obtain financing for working capital and its proposed plant development; failure to successfully or timely execute or conclude contracts, agreements and; market acceptance of the Company's products and technologies; changes in local, national or global economic conditions, and similar variables. Also refer to the cautionary statements contained in the most recent Forms 10-KSB and 10-QSB which may be obtained under "Investor Relations-SEC Filings" on the Company's web site or by writing or calling the Company at 15510 Wright Brothers Dr., Addison, TX 75001. 972-788-4772.

    CONTACT: Probex Corp., Dallas
             Investor Relations, 972/788-4772, Ext. 127 info@probex.com